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Exhibit 4.11

KPMG LLP Chartered Accountants 2700-205 5 Avenue SW Calgary AB T2P 4B9	Telephone Telefax Internet	(403) 691-8000 (403) 691-8008 www.kpmg.ca

Alberta Securities Commission

Dear Sirs/Mesdames:

TransCanada PipeLines Limited (the "Company")

        We refer to the short form base shelf prospectus of the above Company dated December 17, 2009 relating to the sale and issue of up to US $4,000,000,000 of debt securities of the Company.

        We consent to the use, through incorporation by reference in the short form prospectus, of our report dated February 23, 2009 to the shareholder of the Company on the following financial statements:

  Consolidated balance sheets as at December 31, 2008 and 2007;

  Consolidated statements of income, comprehensive income, accumulated other comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2008.

        We consent to the use, through incorporation by reference in the short form prospectus, of our report dated February 23, 2009 (except Note 1 which is as of June 12, 2009) to the directors of the Company on the related supplemental note entitled "Refiled Reconciliation to United States GAAP" as at December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008.

        We consent to the use, through incorporation by reference in the short form prospectus, of Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Differences, dated February 23, 2009.

        We also consent to the use, through incorporation by reference in the short form prospectus, of our report dated February 23, 2009 to the directors of the Company on the effectiveness of the Company's internal control over financial reporting as of December 31, 2008.

        We report that we have read the short form prospectus and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the consolidated financial statements upon which we have reported or that are within our knowledge as a result of our audit of such consolidated financial statements.

KPMG LLP, a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International, a Swiss cooperative.
KPMG Canada provides services to KPMG LLP.

        This letter is provided solely for the purpose of assisting the securities regulatory authority to which it is addressed in discharging its responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Yours very truly,

/s/ KPMG LLP
Chartered Accountants

Calgary, Canada
December 17, 2009

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  Exhibit 4.11